Filed pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-63921



PROSPECTUS


                                   $14,000,000
                                Ampex Corporation
           OFFER TO EXCHANGE ITS 12% SENIOR NOTES DUE 2003, SERIES B,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                 AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING
                            12% SENIOR NOTES DUE 2003

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON January 14, 1999, UNLESS EXTENDED.
                         -------------------------------

Ampex Corporation,  a Delaware  corporation  ("Ampex" or the "Company"),  hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 12% Senior Notes due 2003, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for an equal principal amount of its outstanding 12% Senior Notes due 2003 (the "Old Notes"), of which $14 million principal amount is outstanding. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on January 14, 1999, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission (the "Commission" or the "SEC"). These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000. The Company has agreed to pay the expenses of the Exchange Offer.

The Exchange Notes will be obligations of the Company evidencing the same debt as the Old Notes, and will be entitled to the benefits of the same indenture, dated as of January 28, 1998 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."

The Exchange Notes will bear interest from September 15, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes. Such waiver will not result in the loss of interest income to such holders, since the Exchange Notes will bear interest from the issue date of the Old Notes.

Interest on the Exchange Notes will be payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1999, accruing from September 15, 1998 at the rate of 12% per annum. The Exchange Notes will mature on March 15, 2003. Except as described below, the Company may not redeem the Exchange Notes prior to March 15, 2000. On or after such date, the Company may redeem the Exchange Notes, in whole or in part, at any time, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to March 15, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 112% of the principal amount to be redeemed,

790886.1
together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $9.1 million of the aggregate principal amount of the Notes remain outstanding immediately after each such redemption. The Exchange Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase the Exchange Notes at a price of 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes-- Optional Redemption" and "--Change of Control."

Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

There has been no public market for the Old Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on a national securities exchange or to apply for quotation of the Exchange Notes through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the Exchange Notes will develop.

SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------


                The date of this Prospectus is December 15, 1998

790886.1
                                        2

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission, located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices, located at 7 World Trade Center, Suite 1300, New York, New York 10048, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of all or any part of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov). In addition, such reports and other information may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     Pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company has filed with the Commission a Registration Statement on Form S-4 covering the securities being offered hereunder (the "Registration Statement," which term includes this Prospectus and all amendments, supplements, exhibits, annexes and schedules to the Registration Statement). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference.


                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-20292) pursuant to the Exchange Act are incorporated herein by reference:

       1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

       2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

       3. The Company's Current Reports on Form 8-K and 8-K/A filed on February 2, 1998, July 15, 1998, July 30, 1998 and October 16, 1998.

       4. The Company's definitive proxy statement dated April 9, 1998 relating to its annual meeting of stockholders held on May 15, 1998.

       5. The Company's Registration Statement on Form 8-A filed with the Commission on January 16, 1996.

     In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference in this Prospectus from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Ampex Corporation, 500 Broadway, Redwood City, California 94063-3199, Attention: Investor Relations, (650) 367-4111.

                           FORWARD-LOOKING STATEMENTS


790886.1
                                        3

     Certain statements contained or incorporated in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, those described under "Risk Factors" beginning on page 10. These forward-looking statements speak only as of the date of this Prospectus. Statements herein with respect to the Company's future strategies, policies or practices are subject to change at any time without prior notice to security holders of the Company, and the Company disclaims any obligation or undertaking to disseminate updates or revisions of any forward-looking statements contained or incorporated herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The information and documents contained or incorporated by reference under "Risk Factors" identify important factors that could cause future results to differ from results currently anticipated.

790886.1
                                        4

                            SUMMARY OF THE PROSPECTUS

     The names "Ampex," "DCT," "DST," "DIS" and "DCRsi" are trademarks of Ampex Corporation. "MicroNet" and "Data Dock" are trademarks of MicroNet Technology, Inc., a subsidiary of Ampex Corporation.

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained or incorporated elsewhere in this Prospectus.

                                   The Company

General

     Ampex is a leader in the design and manufacture of high performance scanning recording devices and digital image processors. Its specialized recording products are used for the acquisition of data at high speeds under difficult conditions, such as those in aircraft, and for the storage of mass computer data, especially images. The Company has significant experience in digital image processing and has approximately 1,000 patents and patent applications in this field and in recording technology, from which it derives significant licensing income. The Company's principal licensees are the manufacturers of consumer video products worldwide.

     The Company's principal product groups are its mass data storage and instrumentation products and its professional video and other products. The mass data storage and instrumentation products group includes (i) 19- millimeter scanning recorders and library systems (DST and DIS products) and related tape and after-market equipment; and (ii) data acquisition and instrumentation products (primarily DCRsi instrumentation recorders) and related tape and after-market equipment. The Company's professional video and other products groups includes primarily its DCT video recorders and image processing systems and related tape products and television after-market equipment.

     Since the end of the second fiscal quarter of 1998, the Company's operations have included the operations of MicroNet Technology, Inc. ("MicroNet"), a manufacturer of disk array and network attached storage products for image- based markets, such as the video and commercial pre-press markets. MicroNet is currently focusing its product development efforts on its DataDock 7000, a data storage product development based upon redundant arrays of independent disk drives.

     The Company was incorporated in Delaware in January 1992 as the successor to a business originally organized in 1944. References to "Ampex" or the "Company" include subsidiaries of Ampex Corporation, unless the context indicates otherwise. The principal executive offices of the Company are located at 500 Broadway, Redwood City, California 94063, and its telephone number is
(650) 367-2011. The Company's Class A Common Stock is traded on the American Stock Exchange under the symbol "AXC".

Recent Developments

     In the third quarter of 1998, Ampex recognized a $5.2 million income tax benefit due to the liquidation of its Italian subsidiary. Ampex also expects to recognize a net restructuring credit of $0.3 million in the third quarter, which reflects a payment it received in connection with a lease renegotiation, offset by other restructuring charges incurred in connection with its previously announced plans to relocate a portion of its DCRsi manufacturing operations to Ampex's Colorado Springs, Colorado facility. In October 1998, the Company was notified of the assertion of a claim against MicroNet in the amount of approximately $595,000 on behalf of an insolvent former customer of MicroNet. The Company's counsel is currently assessing this claim.


                               The Exchange Offer

The Exchange Offer..................................    $1,000  principal amount of Exchange Notes will be issued in exchange for each  $1,000  principal  amount  of Old  Notes  validly  tendered pursuant to the Exchange Offer. As of the date hereof, $14 million in aggregate principal amount of Old Notes are outstanding.  The Company will  issue the  Exchange  Notes to  tendering  holders  of Old Notes promptly after the Expiration Date.

Resales.............................................    Based on an  interpretation  by the staff of the Commission set forth in Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available
                                                        June 5, 1991) (the "Morgan Stanley letter"), Exxon Capital Holdings

790886.1
                                        5




                                                        Corporation,  SEC  No-Action  Letter  (available  May 13,  1988) (the
                                                        "Exxon Capital  letter") and similar  letters,  the Company  believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old  Notes  may be  offered  for  resale,  resold  and  otherwise transferred by any person  receiving such Exchange Notes,  whether or not such  person is the holder  (other  than any such holder or other person which is (i) a broker-dealer  that received Exchange Notes for its own account in exchange for Old Notes,  where such Old Notes were acquired by such  broker-dealer as a result of market-making or other trading activities,  or (ii) an "affiliate" of the Company within the
                                                        meaning  of  Rule  405  under  the  Securities   Act   (collectively,
                                                        "Restricted  Holders"))  without compliance with the registration and prospectus  delivery  provisions of the Securities Act, provided that
                                                        (a) such  Exchange  Notes  are  acquired  in the  ordinary  course of business of such holder or other  person (b) neither  such holder nor
                                                        such  other   person  is  engaged  in  or  intends  to  engage  in  a
                                                        distribution  of such Exchange  Notes and (c) neither such holder nor other person has any arrangement or understanding  with any person to participate in the distribution of such Exchange Notes. If any person were to be  participating  in the Exchange  Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's  interpretation,  such person (a) could not rely upon the Morgan Stanley Letter,  the Exxon Capital Letter or similar  letters  and (b)  must  comply  with  the  registration  and prospectus delivery  requirements of the Securities Act in connection with a  secondary  resale  transaction.  Each  broker or dealer  that received  Exchange  Notes for its own  account  in  exchange  for Old
                                                        Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making or other activities,  must acknowledge that it will  deliver a  Prospectus  in  connection  with any sale of such
                                                        Exchange Notes. See "Plan of Distribution."

Expiration Date.....................................    5:00  p.m.,  New York City  time,  on January  14,  1999,  unless the
                                                        Exchange Offer is extended,  in which case the term "Expiration Date"
                                                        means  the  latest  date  and  time to which  the  Exchange  Offer is extended.

Accrued Interest on the
Exchange Notes and Old Notes........................    The  Exchange  Notes will bear  interest  from  September  15,  1998.
                                                        Holders of Old Notes whose Old Notes are accepted  for exchange  will be deemed to have  waived the right to receive any payment in respect of interest on such Old Notes  accrued to the date of issuance of the
                                                        Exchange Notes.

Conditions to the Exchange Offer....................    The Exchange Offer is subject to certain  customary  conditions.  The conditions  are  limited and relate in general to  proceedings  which have been  instituted  or laws  which  have been  adopted  that might impair the ability of the Company to proceed with the Exchange Offer.
                                                        As of the date of this Prospectus, none of these events had occurred, and the Company believes their occurrence to be unlikely. If any such conditions  exist prior to the  Expiration  Date, the Company may (a)
                                                        refuse to accept any Old Notes and return all previously tendered Old
                                                        Notes,  (b) extend the Exchange Offer, or (c) waive such  conditions.
                                                        See "The Exchange Offer--Conditions."

Procedures for Tendering Old
Notes...............................................    Each holder of Old Notes  wishing to accept the  Exchange  Offer must complete,  sign and date the Letter of  Transmittal,  or a  facsimile thereof,  in accordance with the  instructions  contained  herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such  facsimile,  together with the Old Notes to be exchanged and any other  required  documentation  to the Exchange Agent (as defined) at the address set

790886.1
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



                                                        forth  herein  and  therein.   Tendered  Old  Notes,  the  Letter  of
                                                        Transmittal  and  accompanying  documents  must  be  received  by the
                                                        Exchange  Agent by 5:00 p.m.  New York City time,  on the  Expiration
                                                        Date.  See  "The  Exchange   Offer--Procedures   for  Tendering."  By
                                                        executing the Letter of  Transmittal,  each holder will  represent to the Company that,  among other things,  the Exchange  Notes  acquired pursuant to the  Exchange  Offer are being  obtained in the  ordinary course of  business  of the person  receiving  such  Exchange  Notes, whether or not such person is the holder, that neither the holder nor any such  other  person  is  engaged  in or  intends  to  engage in a
                                                        distribution   of  the  Exchange  Notes  or  has  an  arrangement  or
                                                        understanding  with any person to participate in the  distribution of such Exchange  Notes,  and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities
                                                        Act, of the Company.

Special Procedures for
Beneficial Holders..................................    Any  beneficial  holder whose Old Notes are registered in the name of his broker,  dealer,  commercial bank, trust company or other nominee and who wishes to tender in the Exchange  Offer  should  contact such registered  holder  promptly and instruct such  registered  holder to tender on his behalf.  If such beneficial  holder wishes to tender on his own behalf,  such beneficial holder must, prior to completing and executing the Letter of  Transmittal  and  delivering  his Old Notes, either make appropriate arrangements to register ownership of the Old
                                                        Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take
                                                        considerable   time.   See  "The   Exchange   Offer--Procedures   for
                                                        Tendering."

Guaranteed Delivery Procedures......................    Holders of Old Notes who wish to tender their Old Notes and whose Old
                                                        Notes are not  immediately  available or who cannot deliver their Old
                                                        Notes and a properly  completed  Letter of  Transmittal  or any other documents required by the letter of Transmittal to the Exchange Agent prior to the Expiration  Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                                                        Guaranteed Delivery Procedures."

Withdrawal Rights...................................    Tenders  may be  withdrawn  at any time prior to 5:00 p.m.,  New York
                                                        City time, on the Expiration Date.

Acceptance of Old Notes and
Delivery of Exchange Notes..........................    Subject to certain  conditions,  the Company will accept for exchange any and all Old Notes which are  properly  tendered  in the  Exchange
                                                        Offer prior to 5:00 p.m., New York City time, on the Expiration Date.
                                                        The  Exchange  Notes issued  pursuant to the  Exchange  Offer will be delivered  promptly  after the  Expiration  Date.  see "The  Exchange
                                                        Offer--Terms of the Exchange Offer."

Certain U.S. Federal Income
Tax Considerations..................................    The exchange of Old Notes for Exchange Notes pursuant to the Exchange
                                                        Offer will not be a taxable event for federal income tax purposes.  A holder's  holding  period for Exchange Notes will include the holding period for Old  Notes.  For a  discussion  summarizing  certain  U.S.
                                                        federal income tax consequences to holders of the Exchange Notes, see
                                                        "Certain U.S. Federal Income Tax Considerations."

Exchange Agent......................................    IBJ Schroder Bank & Trust  Company is serving as exchange  agent (the
                                                        "Exchange  Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is IBJ Schroder Bank and Trust Company,
                                                        P.O. Box 84, Bowling Green Station, New York, New York,

790886.1
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



                                                        10274-0084,   Attention:    Reorganization   Operations   Department.
                                                        Deliveries  by hand or overnight  courier  should be addressed to IBJ
                                                        Schroder  Bank  &  Trust  Company,   One  State  Street,   Securities
                                                        Processing  Window  SC-1,  New York,  New York 10004.  For  facsimile transmission,  use  facsimile  number  (212)  858-2611 and confirm by telephone at (212) 858-2657.

Use of Proceeds.....................................    The Company  will not receive any proceeds  from the Exchange  Offer.
                                                        See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration  Rights Agreement (as defined).  No  underwriter  is  being  used in  connection  with  the
                                                        Exchange Offer.



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                       Summary of Terms of Exchange Notes

The Exchange Offer constitutes an offer to exchange up to $14 million aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefit of the same Indenture. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange notes have been registered under the Securities Act. See "Description of Notes."


                            Comparison with Old Notes

Freely Transferable.................................     The Exchange Notes will be freely  transferable under the Securities
                                                         Act by holders who are not Restricted  Holders.  Restricted  Holders
                                                         are  restricted  from   transferring   the  Exchange  Notes  without
                                                         compliance   with   the   registration   and   prospectus   delivery
                                                         requirements  of the  Securities  Act.  The  Exchange  Notes will be
                                                         identical  in  all  material  respects   (including  interest  rate,
                                                         maturity  and  restrictive  covenants)  to the Old  Notes,  with the exception  that the  Exchange  Notes  will be  registered  under the
                                                         Securities  Act.  See "The  Exchange  Offer--Terms  of the  Exchange
                                                         Offer."

Registration Rights.................................     The  holders  of  Old  Notes   currently  are  entitled  to  certain
                                                         registration rights pursuant to the Exchange and Registration Rights
                                                         Agreement, dated July 20, 1998 (the "Registration Rights Agreement")
                                                         by and between the Company and First Albany Corporation, the initial purchaser of the Old Notes ("First Albany"),  including the right to cause the Company to register the Old Notes under the Securities Act if the Exchange Offer is not consummated prior to the Exchange Offer
                                                         Termination Date (as defined). See "The Exchange Offer--Conditions."
                                                         However,   pursuant  to  the  Registration  Rights  Agreement,  such
                                                         registration  rights will expire upon  consummation  of the Exchange
                                                         Offer.  Accordingly,  holders of Old Notes who do not exchange their
                                                         Old Notes for Exchange  Notes in the Exchange Offer will not be able to reoffer,  resell or  otherwise  dispose of their Old Notes unless such Old Notes are subsequently  registered under the Securities Act or unless an exemption  from the  registration  requirements  of the
                                                         Securities Act is available.

                                                 Terms Of The Exchange Notes

Issuer..............................................    Ampex Corporation, a Delaware corporation

Exchange Notes......................................    $14,000,000 aggregate principal amount of 12% Senior Notes due 2003,
                                                        Series B.

Maturity of Notes...................................    March 15, 2003

Interest Payment Dates..............................    March 15 and September 15 of each year, commencing on
                                                        September 15, 1998.

Sinking Fund........................................    None.

Ranking.............................................    The Notes will be senior  unsecured  obligations  of the Company and will rank  pari  passu in right of  payment  with all  existing  and future  senior  indebtedness  of the  Company and senior in right of payment to all existing and future subordinated  indebtedness of the
                                                        Company.  As of September 30, 1998, after giving pro forma effect to the Old Notes, the Company had  approximately  $45 million of senior indebtedness outstanding.


790886.1
                                        9




Optional Redemption.................................    Except as described below and under "Change of Control," the Company may not redeem the Notes prior to March 15,  2000.  On or after such date, the Company may redeem the Notes,  in whole or in part, at any time,  at the  redemption  prices set forth  herein,  together  with accrued and unpaid interest,  if any, to the date of redemption.  In addition, at any time and from time to time on or prior to March 15,
                                                        2000, the Company may, subject to certain requirements, redeem up to
                                                        35% of the  aggregate  principal  amount of the Notes  with the cash proceeds  received from one or more Equity Offerings at a redemption price equal to 112% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption.
                                                        See "Description of Notes-- Optional Redemption."

Change of Control...................................    Upon the  occurrence  of a Change of Control,  the  Company  will be required to make an offer to  repurchase  the Notes at a price equal to 101% of the principal  amount thereof,  together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Change of Control."

Restrictive Covenants...............................    The Indenture  will limit (i) the  incurrence  of additional  senior indebtedness  by the Company  and its  Restricted  Subsidiaries  (as
                                                        defined  herein),  (ii) the payment of dividends on, and  redemption of,  capital  stock of the  Company  and the  redemption  of certain subordinated  obligations  of  the  Company,  (iii)  investments  in
                                                        Unrestricted  Subsidiaries (as defined herein), (iv) sales of assets and subsidiary  stock,  (v)  transactions  with affiliates and (vii)
                                                        consolidations, mergers and transfers of all or substantially all of the assets of the Company.  However,  all of these  limitations  are subject to a number of important qualifications and exceptions.  See
                                                        "Description of Notes--Certain Covenants."

                                  RISK FACTORS

     Investment in the securities offered hereby involves a significant degree of risk. Prospective investors should carefully consider the following factors, together with the other information included or incorporated by reference in this Prospectus, in evaluating the Company and its business before making our investment decision.

Increased Leverage

     Following issuance of the Notes, the Company's leverage increased significantly from its prior level, which was not material. As of September 30, 1998, the Company had outstanding approximately $45 million of total indebtedness (including the Notes). In addition, subject to the restrictions in the Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. See "Description of Notes." The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) a substantial portion of the Company's consolidated cash flow from operations must be dedicated to the payment of the principal of and interest on its outstanding indebtedness and will not be available for other purposes, (ii) the Company's ability to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions and general corporate purposes may be materially limited or impaired or such financing may not be on terms favorable to the Company, (iii) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage, (iv) the Company's leverage may make it more vulnerable to a downturn in its business or the economy in general, and (v) the financial covenants and other restrictions contained in the Indenture and other agreements relating to the Company's indebtedness will restrict its ability to borrow additional funds, to dispose of assets or to pay dividends on or repurchase preferred or common stock.

     The Company anticipates that its cash balances together with cash flow from operations will be sufficient to fund anticipated operating expenses, capital expenditures and its debt service requirements as they become due. There can be no assurance, however, that the amounts available from such sources will be sufficient for such purposes. No assurance can be given that additional sources of funding will be available if required or, if available, will be on terms satisfactory to the Company. If the Company is unable to service its indebtedness it will be forced to adopt alternative strategies that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or

790886.1
                                       10
refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies will be successful should such strategies become necessary or that the Company will not be restricted from such actions under the terms of the Indenture.

     The Company derives a substantial portion of its operating income from its subsidiaries. Accordingly, Ampex will be dependent on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The ability of the Company's subsidiaries to pay such dividends will be subject to, among other things, the terms of any debt instruments of the Company's subsidiaries then in effect and applicable law. The holders of the Notes will have no direct claim against Ampex's subsidiaries, and the rights of holders of the Notes to participate in any distribution of assets of any subsidiary upon liquidation, bankruptcy or reorganization may, as is the case with other unsecured creditors of the Company, be subject to prior claims of creditors of such subsidiary. The Company's subsidiaries had outstanding indebtedness for borrowed money of approximately $1.4 million as of September 30, 1998. The Indenture will, among other things, limit the incurrence of additional senior debt by the Company and its Restricted Subsidiaries (as defined). The restrictive covenants contained in the Indenture could significantly limit the Company's ability to respond to changing business or economic conditions or to substantial declines in operating results. However, these limitations are subject to a number of important qualifications. See "Description of Notes."

Ranking of the Notes

     The Notes will rank pari passu in right of payment with all other existing and future unsecured senior indebtedness of the Company. However, the Notes will be effectively subordinated to all future secured indebtedness of the Company and to all future and existing indebtedness of the Company's subsidiaries. As of September 30, 1998, the Company had no secured indebtedness outstanding and the Company's subsidiaries had approximately $1.4 million of indebtedness outstanding. No other Senior Indebtedness is outstanding with the exception of the Notes. The Indenture will permit the Company to incur additional indebtedness, subject to certain limitations. See "Description of Notes-- Ranking."

Fluctuations In Operating Results

     Ampex's sales and results of operations are generally subject to quarterly and annual fluctuations. Factors affecting operating results include: customer ordering patterns; availability and market acceptance of new products; timing of significant orders and new product announcements; order cancellations; receipt of royalty income; and numerous other factors. Ampex's revenues are typically dependent upon receipt of a limited number of customer orders involving relatively large dollar volumes in any given fiscal period, increasing the potential volatility of its sales revenues from quarter to quarter In addition, sales to government customers (primarily sales of DCRsi instrumentation products) are subject to fluctuations as a result of the changes in government spending programs, which can materially affect the Company's gross margin as well as its sales. Accordingly, results may fluctuate significantly from quarter to quarter and from year to year. Results of a given quarter or year may not necessarily be indicative of results to be expected for future periods. In addition, fluctuations in operating results may negatively affect the Company's debt service coverage, or its ability to issue debt or equity securities should it wish to do so, in any given fiscal period.

Broad Discretion Over Use of Proceeds; Yield on Temporary Investments

     Although the proceeds from the issuance of the Old Notes will be applied substantially in the manner described under "Use of Proceeds," because a significant portion of such proceeds will not be immediately utilized in the Company's business, management will retain significant discretion over the application of the net proceeds. In addition, no assurance can be given as to the timing of the application of such net proceeds, which may depend, among other things, upon implementation of the Company's strategy to expand into new markets and services internally and through acquisitions. Pending utilization as described in "Use of Proceeds", the Company intends temporarily to invest the net proceeds of the Offering in Cash Equivalents, including Government securities, and the Company expects that the interest received on such investments will be substantially less than the interest payable on the Notes. In order to minimize the spread between the interest the Company receives on these investments and the interest payable on the Notes, the Company may invest a significant portion of the Note proceeds in securities with higher yields, longer terms or lower credit quality and may engage in various transactions in derivative securities. Investments in securities with lower credit quality or longer maturities could subject the Company to potential losses due to non-payment or changes in market value of those securities and transactions in derivative securities could expose Ampex to losses caused by market fluctuations.


790886.1
                                       11

Risks Associated With Acquisition Strategy

     In order to implement its business strategy, the Company will consider expansion of its products and services through internal development, joint ventures, strategic partnerships and acquisitions of, and/or investments in, other business entities. In July 1998 the Company completed the acquisition of MicroNet. There is no assurance that management will be able to identify, acquire or manage future acquisition candidates profitably on behalf of the Company, or as to the timing or amount of any return that the Company might realize in any such investment. Acquisitions could necessitate commitments of funds in fixed assets and working capital of acquired businesses in excess of the purchase price, which could reduce the Company's future liquidity. Possible future acquisitions by the Company could result in the incurrence by the Company or its Subsidiaries of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, as well as write-offs of unsuccessful acquisitions. In connection with the Company's acquisition strategy, the Company may purchase in the open market securities issued by companies in which the Company is considering acquiring or in which the Company is considering making a larger investment. The Company may also engage in transactions in derivative securities to offset potential market risks associated with these investments. Investments in these securities could expose the Company to the risk of trading losses due to market fluctuations or other factors that are not within the Company's control. Any or all of these items could materially adversely affect the Company's financial condition, results of operations, cash flow available to service the Notes and ability to issue debt or equity securities.

Seasonality; Backlog

     Sales of most of the Company's products have historically declined during the first and third quarters of its fiscal year, due to seasonal procurement practices of its customers. A substantial portion of the Company's backlog at a given time is normally shipped within one or two quarters thereafter. Therefore, sales in any quarter are heavily dependent on orders received in that quarter and the immediately preceding quarter.

Fluctuating Royalty Income

     Ampex's results of operations in certain prior fiscal periods reflect the receipt of significant royalty income, including material non-recurring payments resulting from negotiated settlements primarily related to sales of products by manufacturers prior to the negotiation of licenses from the Company. Although Ampex has a substantial number of outstanding and pending patents, and the Company's patents have generated substantial royalties in the past, it is not possible to predict the amount of royalty income that will be received in the future. Royalty income has historically fluctuated widely due to a number of factors that the Company cannot predict, such as the extent of use of the Company's patented technology by third parties, the extent to which the Company must pursue litigation in order to enforce its patents and the ultimate success of its licensing and litigation activities. The costs of patent litigation can be material, and the institution of patent enforcement litigation may also increase the risk of counterclaims alleging infringement by the Company of patents held by third parties or seeking to invalidate patents held by the Company. Moreover, there is no assurance that the Company will continue to develop patentable technology that will be able to generate significant patent royalties in future years to replace patents as they expire. Ampex's royalty income fluctuates significantly from quarter to quarter and from year to year, and there can be no assurance as to the level of royalty income that will be realized in future periods.

Risk of Continuing Sales Decline

     In recent years, Ampex's net sales have declined materially. These declines reflect declines in sales to U.S. and foreign government agencies, which are material to the Company's operating results. These government agencies have experienced continued pressure to reduce spending, which has particularly affected the Company's sales to government contractors of the Company's DCRsi instrumentation recorders, which have generally been more profitable than the Company's data storage and video recording products. Sales of the Company's professional video products have also declined in recent years following the Company's substantial withdrawal from this market in 1993, and are no longer material to Ampex. However, Ampex has continued to derive material revenues from sales of after-market television equipment. Sales of these products are also expected to decline as a result of the recent announcement of new television transmission standards.

     In response to declining sales of these products, Ampex is seeking to expand its products and services, including through acquisitions such as the acquisition of MicroNet Technology, Inc. Ampex intends to focus on MicroNet's DataDock 7000 product line and a new high-end product line to be introduced in the first quarter of 1999. Ampex also plans to de-emphasize other lower-priced product lines which, in prior years, have accounted for the majority of MicroNet's sales. See "The Company - General." Ampex has also instituted, and will continue to implement, cost

790886.1
                                       12
reduction programs, which address the continued reduction in sales levels. However, there can be no assurance that any of these strategies will be successful, or that Ampex will be able to reverse recent sales declines.

Rapid Technological Change and Risks of New Product Development

     All the industries and markets from which the Company derives revenues, directly or through its licensing program, are characterized by continual technological change and the need to introduce new products, product upgrades and patentable technology. This has required, and will continue to require, the expenditure of substantial amounts by the Company in the research, development and engineering of new products and advances to existing products. No assurance can be given that the Company's existing products and technologies will not become obsolete or that any new products or technologies will win commercial acceptance. Obsolescence of existing product lines, or inability to develop and introduce new products, could have a material adverse effect on sales and results of operations in the future. The development and introduction of new technologies and products are subject to inherent technical and market risks, and there can be no assurance that the Company will be successful in this regard.

Competition

     Ampex encounters significant competition in all its product markets. Although its competitors vary from product to product, many of the Company's competitors are larger companies with greater resources, broader product lines and other competitive advantages. In the mass data storage market, Ampex competes with a number of well-established competitors such as IBM, Storage Technology Corporation, Exabyte Corporation, Sony Corporation and Quantum Corporation, as well as smaller companies. In addition, other manufacturers of scanning video recorders may seek to enter the mass data storage market in competition with the Company. For example, in 1996, IBM announced the general availability of a new high performance tape storage product. Also, in 1995, Sony Corporation introduced a tape line intended for the mass data storage industry. In addition, price declines in competitive storage systems, such as magnetic or optical disk drives, can negatively impact the Company's sales of its DST products. In the instrumentation market, the Company competes primarily with companies that depend on government contracts for a major portion of their sales in this market, including Sony Corporation, Loral Data Systems, Datatape Incorporated and Metrum Incorporated. The number of competitors in this market has decreased in recent years as the level of government spending in many areas has declined. MicroNet's competitors includes both large companies such as EMC Corporation, Data General Corporation and IBM Corporation, as well as other small systems integrators. There is no assurance that the Company will be able to compete successfully in these markets in the future.

Dependence On Certain Suppliers

     Ampex purchases certain components from a single domestic or foreign manufacturer. Significant delays in deliveries or defects in such components could adversely affect Ampex's manufacturing operations, pending qualification of an alternative supplier. In addition, the Company produces highly engineered products in relatively small quantities. As a result, its ability to cause suppliers to continue production of certain products on which the Company may depend may be limited. The Company does not generally enter into long-term raw materials or components supply contracts.


Risks Related to International Operations

     Although the Company significantly curtailed its international operations in connection with the restructuring of its operations in 1993, sales to foreign customers (including U.S. export sales) continue to be significant to the
Company's results of operations. International operations are subject to a number of special risks, including limitations on repatriation of earnings, restrictive actions by local governments, and fluctuations in foreign currency exchange rates and nationalization. Additionally, export sales are subject to export regulation and restrictions imposed by U.S. government agencies. Fluctuations in the value of foreign currencies can affect Ampex's results of operations. The Company does not normally seek to mitigate its exposure to exchange rate fluctuations by hedging its foreign currency positions.

Exchange of Preferred Stock

     Pursuant to an agreement dated as of June 22, 1998 with the holders of the Old Preferred Stock, the Company redeemed all of the outstanding shares of its 8% Noncumulative Preferred Stock (the "Old Preferred Stock"), effective as of July 2, 1998, in exchange for the following securities: (i) 3,000,000 shares of its Class A Common Stock, par value $0.01 per share (the "Class A Stock"); (ii) 10,000 shares of a new series of 8% Noncumulative Convertible Preferred Stock, par value $1.00 (the "Convertible Preferred Stock"); and (iii) 21,859 shares of a new series of 8% Noncumulative

790886.1
                                       13

Redeemable Preferred Stock, par value $1.00 (the "Redeemable Preferred Stock"). Each share of Convertible Preferred Stock and Redeemable Preferred Stock (together the "New Preferred Stock") has a liquidation preference of $2,000 per share and will bear noncumulative dividends at the rate of 8% per annum, if declared by the Company's Board of Directors. Each share of Convertible Preferred Stock may be converted, at the option of the holder thereof, into 500 shares of Class A Stock, subject to adjustment under certain circumstances. Beginning in June 2001, the Company will become obligated to redeem the Convertible Preferred Stock in quarterly installments until March 2008. The Company will also be obligated to redeem the Redeemable Preferred Stock in quarterly installments from June 1999 until December 2008. The Company will have the option to redeem the Redeemable Preferred Stock at any time and the Convertible Preferred Stock beginning in June 2001, and will have the option to make both optional and mandatory redemption payments either in cash or in shares of Common Stock. In the event that the Company does not have sufficient funds legally available to make any mandatory redemption payment in cash, the Company will be required to make such redemption payment by issuing shares of its Common Stock. In addition, the Company is required to make a mandatory offer to redeem these securities in cash out of legally available funds in the event of a Change of Control. For this purpose, a Change of Control includes the following events: a person or group of persons acting together acquires 30% or more of the Company's voting securities; the merger, consolidation or sale of all or substantially all of the assets of the Company; or the dissolution of the Company.

Repurchase of Notes upon a Change of Control

     Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase the Notes at a purchase price equal to 101% of the outstanding principal amount thereof, together with accrued and unpaid interest. The Change of Control repurchase feature may make more difficult a sale or takeover of the Company. There can be no assurance that the Company will have the necessary financial resources to meet its obligations in respect of its indebtedness, including the required repurchase of the Notes, following a Change of Control. If an offer to repurchase the Notes is required to be made and the Company does not have available sufficient funds to pay for the Notes, an event of default would occur under the Indenture. The occurrence of an event of default could result in acceleration of the maturity of the Notes. See "Description of Notes." Furthermore, these provisions would not necessarily afford protection to holders of the Notes in the event of a highly leveraged transaction that does not result in a Change in Control.

Dependence on Key Personnel

     The Company is highly dependent on its management. The Company's success depends upon the availability and performance of its executive officers and directors. The loss of the services of any of these key persons could have a material adverse effect upon the Company. The Company does not maintain key man life insurance on any of these individuals.

Dependence on Licensed Patent Applications and Proprietary Technology

     The Company's success depends, in part, upon its ability to establish and maintain the proprietary nature of its technology through the patent process. There can be no assurance that one or more of the patents held directly by the Company will not be successfully challenged, invalidated or circumvented or that the Company will otherwise be able to rely on such patents for any reason. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that prevent, limit or interfere with the Company's ability to make, use and sell its products either in the United States or in foreign markets. If any of the Company's patents are successfully challenged, invalidated or circumvented or the Company's right or ability to manufacture its products were to be proscribed or limited, the Company's ability to continue to manufacture and market its products could be adversely affected, which would likely have a material adverse effect upon the Company's business, financial condition and results of operations.

     Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings brought against, initiated by or otherwise involving the Company may require the Company to incur substantial legal and other fees and expenses and may require some of the Company's employees to devote all or a substantial portion of their time to the prosecution or defense of such litigation or proceedings. The Company is currently involved in patent infringement litigation with a manufacturer of VHS video recorders and television receivers, with respect to which it has incurred significant expenses.


790886.1
                                       14

Environmental Issues

     The Company's facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and hazardous substances. Owners and occupiers of sites containing hazardous substances, as well as generators and transporters of hazardous substances, are subject to broad liability under various federal and state environmental laws and regulations, including liability for investigative and cleanup costs and damages arising out of past disposal activities. The Company has been named from time to time as a potentially responsible party by the United States Environmental Protection Agency with respect to contaminated sites that have been designated as "Superfund" sites, and is currently engaged in various environmental investigation, remediation and/or monitoring activities at several sites located off Company facilities. There can be no assurance the Company will not ultimately incur liability in excess of amounts currently reserved for pending environmental matters, or that additional liabilities with respect to environmental matters will not be asserted. In addition, changes in environmental regulations could impose the need for additional capital equipment or other requirements. Such liabilities or regulations could have a material adverse effect on the Company in the future.

Readiness for Year 2000

     Many currently installed computer systems, software applications and other control devices (collectively, "Systems") are coded to accept only two digit entries in the date code field. As the Year 2000 approaches, these code fields will need to accept four digit entries to distinguish years beginning with "19" from those beginning with "20". As a result, in just over one year the Systems used by many companies may need to be upgraded to comply with Year 2000 requirements. The Company relies on its internal Systems in operating and monitoring all major aspects of its business, including manufacturing processes, engineering management controls, financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and products. The Company also relies on the external Systems of its suppliers and other organizations with which it does business.

     The Company is currently reviewing all of its products, as well as its internal use of Systems, in order to identify and modify those products and Systems that are not Year 2000 compliant. To accomplish this, the Company has established a Year 2000 Compliance Committee that is investigating the impact of the Year 2000 on the Company's business. The Committee membership includes representatives involved in all major functions of the Company. Its charter is to identity all Systems that, if not in compliance, could adversely affect the Company's business. For critical Systems that are found not to be in compliance, the Committee will develop a plan, including a budget for associated costs, to ensure compliance before the Year 2000. The Committee has nearly completed its assessment and it has already been determined that many of the Company's Systems, such as its manufacturing Systems, are in compliance as are all of its products currently offered for sale by the Company. Other Systems, such as its financial Systems and some engineering management Systems, currently do not comply but are expected to be modified in early 1999 so that they are compliant. There can be no assurance, however, that the Company will not be required to reevaluate its assessments should it become evident that any Systems previously determined to be in compliance are not yet fully compliant. The Company has also sent questionnaires to major suppliers to assess Year 2000 issues as they relate to the Company. To date, no material issue has been identified in any of the other Systems used or relied upon by the Company and the cost of bringing non-compliant Systems into compliance by early 1999 has not been and is not expected to be material. The Company believes the most reasonably likely worse case scenario is that the required modifications will not be completed until late 1999. Under this scenario, the Company does not believe there would be any material impact on the Company's business. Accordingly, the Company has not developed a contingency plan in the event the required modifications are not made in 1999. The Company's current insurance programs do not specifically exclude losses attributed to Year 2000 non-compliance, but these programs are subject to change as they are renewed for future periods. However, despite the Company's efforts thus far to address the Year 2000 impact, the Company cannot guarantee that all internal or external systems will be compliant, or that its business will not be materially adversely affected by any such non-compliance.

Absence of a Public Market

     The Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes.

     To the extent that Old Notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of Old Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.


790886.1
                                       15

Consequences of Failure to Exchange

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company currently does not anticipate that it will register the Old Notes under the Securities Act.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes of like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreements. No underwriter is being used in connection the Exchange Offer.

     The net proceeds of the Old Notes (approximately $13.4 million after estimated fees and expenses), together with the net proceeds from the Notes issued in January 1998, will be used primarily for working capital purposes, expansion of the Company's existing businesses, and possible investments in, or acquisitions of, new businesses. See "Summary of the Prospectus -- Recent Developments". Pending application for such purposes, the Company will invest the proceeds of the Old Notes in cash and Cash Equivalents (as defined).


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends, for the periods shown. Such information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto incorporated by reference in this Prospectus.


790886.1
                                       16



                                                          For the 6-Months Ending June 30          For the Years ended December 31

                                                                1998     1997    1997        1996        1995        1994    1993
                                                                ----     ----    ----        ----        ----        ----    ----
Ratio of earnings                                                (c)
to fixed charges (a)......................                       n/a     9.9x    10.4x       6.7x        5.2x        2.7x     n/a
Ratio of earnings to combined fixed
charges and preferred stock dividends (b)..................      n/a     9.9x    10.4x       6.7x        4.6x        2.1x     n/a


(a)   The ratio of earnings to fixed charges is  calculated  as follows:  income
      (loss) from continuing operations before provision for (benefit of) income taxes ("adjusted income") plus fixed charges divided by fixed charges. Fixed charges are defined as interest incurred (expensed or capitalized) plus amortization of debt financing costs plus one-third of rental expenses on operating leases. The Company's adjusted income plus fixed charges was insufficient to cover fixed charges during 1993 by $296 million.

(b) The ratio of earnings to combined fixed charges and on preferred stock dividends is calculated as follows: adjusted income plus fixed charges and accretion of preferred stock dividends divided by fixed charges plus preferred stock dividends. The Company's adjusted income plus fixed charges and accretion of preferred stock dividends was insufficient to cover fixed charges plus preferred stock dividends during 1993 by $296 million.

(c) For the six months ended June 30, 1998, the Company's adjusted income plus fixed charges was insufficient to cover fixed charges by $4.0 million. The Company's adjusted income plus fixed charges and accretion of preferred stock dividends was insufficient to cover fixed charges plus preferred stock dividends by $4.0 million.

                              DESCRIPTION OF NOTES

     The Old Notes were and the Exchange Notes will be issued under an Indenture (the "Indenture"), dated as of January 28, 1998, between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The following is a summary of certain provisions of the Indenture and the Notes and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Notes. The definition of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

General

     The Notes mature on March 15, 2003, and will bear interest at the rate of 12% per annum, payable semiannually in arrears on March 15 and September 15 of each year (each an "Interest Payment Date"), commencing September 15, 1998, to the persons who are registered holders thereof at the close of business on the March 1 or September 1 preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the office of the Trustee but, at the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses or by wire transfer to accounts specified by them. The Notes will be transferable and exchangeable at the office of the Trustee and will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The interest rate on the Notes is subject to increase under certain circumstances.

     As used in this "Description of Notes," references to the "Company" means Ampex Corporation, but not any of its Subsidiaries (unless the context otherwise requires). As of the date of the Indenture, all of Ampex's Subsidiaries will be Restricted Subsidiaries except Ampex Holdings Corporation. Subject to the requirements of the Indenture, Ampex will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries, which will not be subject to many of the restrictive covenants in the Indenture.

     The Indenture provides that the Company may issue Notes from time to time in an aggregate principal amount of up to $50,000,000, of which an aggregate of $30,000,000 was issued on January 28, 1998 and an additional aggregate of $14,000,000 was issued on July 20, 1998. The $14,000,000 issuance represents the Old Notes which are the subject of this Exchange Offer. If the Company issues any additional Notes ("Additional Notes") in the future, such Additional Notes would have terms identical in all material respects (including payment dates and maturity) to, and rank pari passu with, the Notes. The Company has no present plan to issue any Additional Notes, but it may do so at any time.

790886.1
                                       17

Redemption

     Mandatory Redemption. The Notes are not be subject to any mandatory sinking fund redemption prior to maturity.

     Optional Redemption. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2000 at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below plus in each case accrued and unpaid interest, if any, to the date of redemption, if redeemed during the applicable six- or twelve-month periods indicated below:


         Applicable Period                                          Percentage
-----------------------------------------------                     ----------
March 15, 2000 to March 14, 2001.............................         106%
March 15, 2001 to March 14, 2002.............................         104%
March 15, 2002 to September 14, 2002.........................         102%
September 15, 2002 and thereafter............................         100%

     In addition, at any time on or prior to March 15, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined), at 112% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 90 days after the consummation of any such Equity Offering.

Ranking

     The Notes are senior unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company (i.e., all indebtedness that is not by its terms expressly subordinate or junior in right of payment to any other Indebtedness of the Company) and will rank senior in right of payment to any existing and future Subordinated Indebtedness of the Company. The Notes will be effectively subordinated to (a) any secured debt of the Company to the extent of the assets serving as security therefor and (b) all liabilities of Subsidiaries of the Company.

Change of Control

     In the event of a Change of Control, each holder of Notes will have the right to require the Company to offer to purchase all or any portion of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the terms set forth in the Indenture (a "Change of Control Offer").

     "Change of Control"  means the  occurrence of any of the following  events:
(i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that for purposes of this clause (i) such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of the Company; or (ii) the sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any person or group (as so defined), excluding any such sale, lease or other transfer (x) to or among the Company's Restricted Subsidiaries and (y) to any Person that is controlled by the Permitted Holders.

     Within 30 days following any Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant Interest Payment Date), (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the

790886.1
                                       18
extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the law which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

     Future indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Certain Covenants

     The Indenture contains certain covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, issue, assume, guarantee, incur or otherwise become liable for (collectively, "Incur") any Indebtedness (including the Additional Notes); provided, however, that: (i) the Company may Incur Indebtedness which is expressly subordinate and junior in right of payment to the Notes; and (ii) the Company and its Restricted Subsidiaries may Incur Indebtedness if, on the date of Incurrence, the Consolidated Coverage Ratio would be at least equal to 3.00 to 1.00.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

                  (i)   Indebtedness of the Company represented by the Notes;

                  (ii)  Existing Indebtedness;

                 (iii) Indebtedness owed by any Restricted Subsidiary to the Company or to anotherRestricted Subsidiary, or owed by the Company to any Restricted Subsidiary; provided, however, that any such Indebtedness shall be at all times held by a Person which is either the Company or a Restricted Subsidiary of the Company;

                 (iv) Indebtedness of the Company or any Restricted Subsidiary arising with respect to Interest Rate Agreement Obligations and Currency Agreement Obligations Incurred for the purpose of fixing or hedging interest rate risk or currency risk;

                  (v) Indebtedness represented by performance, completion, guarantee, surety and similar bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business;

                 (vi) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or other instruments issued in the ordinary course of business, including without limitation letters of credit in respect of workmen's compensation claims or self-insurance or securing obligations of the Company or any Restricted Subsidiary under operating leases; provided that upon drawing of such letters of credit or other instrument such drawings are reimbursed within 30 days following demand for reimbursements;

                (vii) Indebtedness Incurred in connection with or given in exchange for the renewal, extension, modification, amendment, refunding, defeasance, refinancing or replacement (a "refinancing") of any of the Notes or any Existing Indebtedness or any Indebtedness issued after the Issue Date and not Incurred in violation of the Indenture ("Refinancing Indebtedness");
provided, however, that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted amount, if less) of the Indebtedness so refinanced at the time outstanding (or obtainable under any outstanding revolving credit or similar Agreement) (plus the premiums paid in connection therewith and the reasonable expenses incurred in connection therewith); (b) with respect to Subordinated Indebtedness being refinanced, the Stated Maturity of the Refinancing Indebtedness shall be not earlier than the Stated Maturity of the Indebtedness being refinanced, and such Refinancing Indebtedness shall have an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the

790886.1
                                       19
remaining Average Life of the Indebtedness being Refinanced; (c) with respect to Subordinated Indebtedness of the Company being refinanced, such Refinancing Indebtedness shall rank no more senior than, and shall be at least as subordinated in right of payment to the Notes as the Indebtedness being refinanced; and (d) the obligor on such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced or the Company or another Restricted Subsidiary;

                 (viii) Indebtedness of the Company or any Restricted Subsidiary
(a) representing Capital Lease Obligations and (b) in respect of Purchase Money Obligations for property acquired in the ordinary course of business, which taken together do not exceed $3 million in aggregate amount at any time outstanding;

                    (ix) Indebtedness of Foreign Subsidiaries of the Company not to exceed a principal amount outstanding at any time of $5 million in the aggregate for all Foreign Subsidiaries;

                    (x) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be Incurred pursuant to another provision of this covenant;

                    (xi) Indebtedness of a Restricted Subsidiary engaged in providing lease or similar financing to customers of the Company or its Restricted Subsidiaries, not exceeding 7.5% of Consolidated Total Assets; and

                    (xii) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (i) through (xi) above, and any refinancings of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness Incurred pursuant to this clause (xii) does not exceed $15 million plus 75% of the amount by which accounts receivable (net of reserves) of the Company and its Restricted Subsidiaries (as shown in the Company's most recent consolidated balance sheet) exceeds $15 million.

     Any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise; an "Acquired Person") shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment (including any Restricted Investment), unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined reasonably and in good faith by the Board of Directors of the Company), (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under "--Limitation on Indebtedness" and (iii) the aggregate amount of all Restricted Payments made after the Issue Date shall not exceed the sum of (a) an amount equal to 50% of the Company's aggregate cumulative Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) beginning on January 1, 1998 and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus (b) (x) the aggregate amount of all Net Proceeds received since the Issue Date by the Company from the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock), and (y) an amount equal to the amount (as shown on the Company's most recent consolidated balance sheet, prepared in accordance with
GAAP) of all Indebtedness or Disqualified Stock that, after the Issue Date, is converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) (less the amount of any cash or property distributed by the Company upon such conversion or exchange), plus (c) the amount of the net reduction in Investments by the Company or its Restricted Subsidiaries in Unrestricted Subsidiaries resulting from (x) the payment of dividends or the repayment in cash of the principal of loans or the net proceeds from the sale of the Capital Stock or assets of such Unrestricted Subsidiaries or other cash return on such Investment, in each case to the extent received by the Company or any Restricted Subsidiary of the Company, (y) the release or extinguishment of any guarantee of Indebtedness of any Unrestricted Subsidiary, and (z) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries of the Company (valued as provided in the definition of "Investment"), such aggregate amount of the net reduction in Investments not to exceed the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary of the Company in such Unrestricted Subsidiaries, which amount was included in the calculation of the amount of Restricted Payments. For purposes of the foregoing clause (c), the Company shall be deemed to have made a Restricted Investment under the Indenture in an amount equal to any cash contribution made or subscribed for by the Company on or immediately prior to the Issue Date to one or more Unrestricted Subsidiaries.

     In addition, so long as there is no Default or Event of Default continuing, the following payments and other actions shall be expressly permitted notwithstanding anything contained in the covenant described above (collectively, "Permitted Payments"):

                    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under the Indenture and such payment shall be deemed to have been paid on such date of declaration for purposes of clause (iii) of the preceding paragraph;

790886.1
                                       20

                    (ii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or any Indebtedness of the Company that is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of Capital Stock of the Company (other than any Disqualified Stock);

                    (iii) any purchase or defeasance of Subordinated Indebtedness to the extent required upon a Change of Control or Asset Sale (as defined therein) by the Indenture or other Agreement or instrument pursuant to which such Subordinated Indebtedness was issued, but only if the Company (x) in the case of a Change of Control, has complied with its obligations under the provisions described under the covenant entitled "Change of Control" or (y) in the case of an Asset Sale has applied the Net Cash Proceeds from such Asset Sale in accordance with the provisions under the covenant entitled "Limitation on Asset Sales";

                    (iv) any Restricted Investments made with the proceeds of the substantially concurrent sale of Capital Stock (other than Disqualified Stock);

                    (v) Restricted Investments in any Unrestricted Subsidiary engaged in providing lease or similar financing to customers of the Company and its Restricted Subsidiaries, in an amount such that the sum of the aggregate amount of Restricted Investments made pursuant to this clause (v) after the Issue Date and outstanding on the date of determination does not exceed the greater of $5 million or 7.5% of Consolidated Total Assets;

                    (vi) the repurchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from directors, officers or employees (or their nominees) of the Company or its Subsidiaries pursuant to the terms of an employee benefit plan or employment Agreement or similar arrangement; provided that an aggregate amount of all such repurchases, net of repayments or cancellations of indebtedness as a result of such repurchases, shall not exceed $1 million in any fiscal year;

                    (vii) the redemption or repurchase of the Company's Noncumulative Redeemable Preferred Stock at a price not to exceed 100% of liquidation value; provided, however, that the aggregate amount of all payments pursuant to this clause (vii) shall not exceed 100% of cumulative Consolidated GAAP Net Income accrued during the period from January 1, 1998 to the date of payment (treated as one accounting period); and

                    (viii) Restricted Payments (other than a dividend or other distribution declared on any Capital Stock of the Company or a payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company) not to exceed $1 million in the aggregate.

     For purposes of clause (iii) of the first paragraph of this covenant, Permitted Payments made pursuant to clauses (i), (vi) and (vii) of the immediately preceding paragraph shall be included (without duplication) as Restricted Payments made since the Issue Date.

     Limitation on Asset Sales. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or other property sold or disposed of in the Asset Sale and (ii) at least 75% of such consideration consists of either cash or Cash Equivalents, provided, however, that, at the option of the Company, clause (ii) shall not be applicable to Asset Sales (or portions of Asset Sales) to the extent the Company shall apply cash and Cash Equivalents available from other sources to make any required Asset Sale Offer as if 75% of such consideration had consisted of cash and Cash Equivalents.

     (b) Within 365 days after any Asset Sale, the Company may elect to apply the Net Available Cash from such Asset Sale to (i) permanently reduce or redeem any Senior Debt of the Company or a Restricted Subsidiary and/or (ii) make an Investment in, or acquire assets and properties that will be used in the business of the Company and its Restricted Subsidiaries, and (iii) any balance of such Net Available Cash exceeding $10 million and not applied or invested as provided in clauses (i) and (ii) within 365 days of such Asset Sale, will be deemed to constitute "Excess Proceeds" and shall be applied to make an offer to purchase Notes to the holders of the Notes. Pending the final application of any such Net Available Cash, the Company may temporarily invest such Net Available Cash in cash or Cash Equivalents

     For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of Indebtedness of the Company or Indebtedness of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly (and in any event within 120 days) converted by the Company or such Restricted Subsidiary into cash.

     (c) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (b)(iii) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a

790886.1
                                       21
purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash to general corporate purposes not prohibited by the Indenture. Upon the consummation of any Asset Sale Offer, the amount of Excess Proceeds shall be deemed to be reset to zero.

     (d) The Company will comply, to the extent applicable, with the requirements of Section 14 (e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien securing any Indebtedness (other than (1) Indebtedness described in paragraphs (a) (ii) and (b) (ii), (vii) (to the extent the Refinanced Indebtedness was secured by a Lien permitted by the Indenture), (xi) and (xii) of the covenant described under "--Limitation on Indebtedness" above; and (2) Indebtedness of an Acquired Person existing at the date such Person became a Restricted Subsidiary, and any refinancing thereof, provided however, that such Lien is not applicable to any Person or the properties or assets of any Person, other than the Acquired Person) on any asset now owned or hereafter acquired, unless the Notes are equally and ratably secured thereby.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock, or pay any Indebtedness owed to the Company or any other Restricted
Subsidiary, make loans or advances to the Company or any other Restricted Subsidiary or (ii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of

                    (a) any Agreement or instrument evidencing or governing any Existing Indebtedness and any refinancings thereof;

                    (b)   applicable   law;

                    (c) any instrument  governing  Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), or any refinancing thereof; provided, however, that such restriction is not applicable to any Person, or the properties or assets of any
Person,   other  than  the   Acquired   Person;

                    (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

                    (e) Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired;

                    (f) an Agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided, however, that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under "--Limitation on Asset Sales" above;

                    (g) Refinancing Indebtedness permitted under the Indenture; provided, however, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

                    (h) the Indenture and the Notes;

                    (i) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or

                    (j) any instrument governing Indebtedness of a Foreign Subsidiary which is permitted by the terms of the Indenture.

     Nothing  contained  in this  "Limitation  on  Dividends  and Other  Payment
Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.


790886.1
                                       22

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless (1) such transaction or series of transactions is on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party, and (2) the Company delivers to the Trustee, with respect to any transaction or series of related transactions involving aggregate payments in excess of $5.0 million, an Officers' Certificate certifying that such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate. Notwithstanding the foregoing, this covenant will not apply to:

                                (i)  employment   agreements,   compensation  or
       employee benefit arrangements, stock options or stock purchase plans or agreements with or for the benefit of any officer, director or employee of the Company entered into in the ordinary course of business and approved by the Board of Directors of the Company (including loans and stock repurchase arrangements thereunder, customary fringe benefits and including reimbursement or advancement of out of pocket expenses, loans to officers, directors and employees in the ordinary course of business, reasonable fees paid to directors who are not employees of the Company, and director's and officer's liability insurance and indemnification arrangements);

                                (ii) any  transaction  entered  into by or among
       the Company or one of its Restricted Subsidiaries with one or more Restricted Subsidiaries of the Company;

                                (iii) the sale, discount or other disposition of
       accounts receivable or inventory to one or more Unrestricted Subsidiaries engaged in financing receivables for the benefit of the Company or in providing lease or similar financing to customers of the Company;

                                (iv) any  Restricted  Payment not  prohibited by
       the  "Limitation  on  Restricted  Payments"  covenant;

                                (v)  transactions  permitted  by, and  complying
       with, the provisions described under "-- Merger, Consolidation and Sale of Assets;"

                                (vi)  any  sale or  issuance  of  Capital  Stock
       (other  than  Disqualified  Stock)  of the  Company;

                                (vii) the grant or performance  of  registration
       rights with respect to securities of the Company; and

                                (viii)  transactions in which the Company or any
       of its Restricted Subsidiaries delivers to the Trustee an opinion from an independent nationally recognized financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view and meets the requirements of clauses (1) and (2) above.

     Limitation on Designation of Unrestricted Subsidiaries. The Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment in excess of $1,000 has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") after the Issue Date unless:

          (a) no Default shall have occurred and be continued at the time of or after giving effect to such Designation; and

          (b) the Company would not be prohibited under the Indenture from making an Investment at the time of Designation in an amount (the "Designation Amount") equal to the fair market value of such Restricted Subsidiary on such date.

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described above under the caption "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that neither the Company nor any Restricted Subsidiary shall at any time
(x) provide a Guarantee of or similar undertaking (including any undertaking, agreement or instrument evidencing such Indebtedness) with respect to any Indebtedness of an Unrestricted Subsidiary; provided that the Company and its Restricted Subsidiaries may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged property or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, except to the extent permitted under the covenant described above under the caption "--Limitation on Restricted Payments."

     The Company will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), unless:


790886.1
                                       23

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation shall be deemed to have been incurred at such time and shall have been permitted to be incurred for all purposes of the Indenture.

          All   Designations   and  Revocations   must  be  evidenced  by  Board
Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

          Additional Covenants. The Indenture will also contain covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) maintenance of corporate existence; and (iv) provision of financial statements.

Merger, Consolidation and Sale of Assets

          The Company will not consolidate with or merge with or into, or convey or transfer or lease in one transaction or series of related transactions, all or substantially all of its assets to, another Person unless

                        (i) the resulting, surviving or transferred Person (the "Successor Corporation") is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and (if other than the Company) assumes by supplemental indenture all the obligations of the Company under the Notes and the Indenture;

                        (ii)   immediately   after   giving   effect   to   such
       transaction,  no Default shall have occurred and be continuing; and

                        (iii) immediately after giving effect to such transaction, the Successor Corporation would be permitted to incur at least $1.00 of Indebtedness pursuant to the Consolidated Coverage Ratio test.

       The Successor Corporation shall be the successor to the Company under the Indenture, and in the case of any such transfer, the Company shall be released from its obligations under the Indenture and the Notes. Notwithstanding the foregoing, any Restricted Subsidiary may consolidate or merge with or into or transfer all or any part of its assets to the Company.

Events of Default

       Each  of  the  following  constitutes  an  Event  of  Default  under  the
Indenture: (i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to observe or perform its described obligations under "--Merger, Consolidation and Sale of Assets provision and under certain of the covenants described under "--Certain Covenants" above and the default continues for 30 days after notice,
(iv) the failure by the Company to observe or perform any of its other agreements contained in the Indenture and such default continues for 60 days after notice, (v) a default or event of default occurs under any Indebtedness of the Company or any Significant Subsidiary (other than Indebtedness of a Restricted Subsidiary incurred pursuant to paragraph (b) (xi) of the covenant described under "--Limitation on Indebtedness" above) and the holders of such Indebtedness have accelerated such Indebtedness or any default occurs in the payment of the principal amount of such Indebtedness at final maturity and the total of all such Indebtedness described in this covenant exceeds $5 million and there shall have been a failure to obtain rescission or annulment of all such accelerations or to pay in full the amount in default (together with any applicable interest) by the later of the expiration of any applicable grace period or 10 days after notice (the "cross acceleration provision), (vi) any judgment or decree for the payment of money in excess of $5 million (to the extent not covered by insurance) is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days after such judgment or decree becomes final and non-appealable, and is not discharged, waived or the execution thereof stayed for a period of 10 days after notice (the "judgment default provision") (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"). However, a default under clause (iii), (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

       If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization

790886.1
                                       24
of the Company occurs, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

       Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

       The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its Trust officers in good faith determines that withholding notice is in the interests of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.

Amendments and Waivers

       Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above,
(v) make any Note payable in money other than that stated in the Note, or (vi) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes.

       Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Defeasance

       The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "-- Certain Covenants", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the limitations contained in clause (iii) under "--Merger, Consolidation and Sale of Assets" above ("covenant defeasance").

790886.1

       The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (iii), (iv),(v), (vi), (vii) and
(viii)(with respect only to Significant Subsidiaries) under "--Events of Default" above or because of the failure of the Company to comply with clause
(iii) under "--Merger, Consolidation and Sale of Assets" above.

       In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Satisfaction and Discharge of the Indenture

       The Indenture will cease to be of further effect (except as otherwise expressly provided for in the Indenture) when either (i) all outstanding Notes have been delivered (other than lost, stolen or destroyed Notes which have been replaced) to the Trustee for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the terms of the Indenture and the Company has irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon (other than lost, stolen, mutilated or destroyed Notes which have been replaced), and, in either case, the Company has paid all other sums payable under the Indenture. The Trustee is required to acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officer's Certificate and an Opinion of Counsel at the cost and expense of the Company.

Transfer and Exchange

       Upon any transfer of a Note, the registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange any Notes selected for redemption nor is the registrar required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note may be treated as the owner of it for all purposes.

Concerning the Trustee

       IBJ Schroder Bank & Trust Company is the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes. The Trustee's current address is One State Street, New York, New York 10004.

       The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim a security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

       The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Governing Law

       The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

790886.1

Certain Definitions

       "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Agreement or otherwise.

       "Asset Sale" means (i) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary and other than directors' qualifying shares) of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business, or (ii) the issuance or sale of Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary, in the case of each of (i) and
(ii), whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Restricted Subsidiary and other than directors' qualifying shares) for Net Proceeds in excess of $1,000,000; provided, however, the following transactions shall not be deemed Asset Sales:

               (i) the Company or any  Restricted  Subsidiary  may sell accounts
receivable  (or   participations   therein)  in  connection  with  any  accounts
receivables financing;

               (ii) the Company or any Restricted Subsidiary may sell Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary;

               (iii) the Company and any Restricted Subsidiary may (x) convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture and (y) make Restricted Payments permitted by the Restricted Payments covenant in the Indenture;

               (iv) the Company and any Restricted Subsidiary may create or assume Liens (or permit any foreclosure thereon) securing Indebtedness to the extent that such Lien does not violate the "--Limitation on Liens" covenant above; and

               (v) the Company and any Restricted Subsidiary may consummate any sale or series of related sales of assets or properties of the Company and any Restricted Subsidiary having an aggregate fair market value for all such sales of less than $1 million in any fiscal year.

       "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of the numbers of years (rounded upwards to the nearest month) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

       "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

       "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any Preferred Stock, but excluding debt securities convertible into such equity.

       "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States,
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating Services or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member of the European Economic Community or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications

790886.1
specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

          "Company" means Ampex Corporation, a Delaware corporation, unless and until a successor replaces it in accordance with the Indenture and thereafter means such successor.

          "Consolidated Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period provided, however, that (A) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness or both, the EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that if such Indebtedness is incurred under a revolving credit facility or similar arrangement or under any predecessor revolving credit or similar arrangement only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by the Board of Directors of the Company) shall be deemed outstanding for purposes of this calculation) and (2) the discharge of any other Indebtedness repaid, repurchased defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period and
Indebtedness  of the Company or its  Restricted  Subsidiaries  has been  repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and the underlying commitment terminated and not replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (C) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period, Consolidated Interest Expense for such period (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest for such period directly attributable to the Indebtedness of Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Sale for such period, (D) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary as a result thereof) or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any other Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period. For purposes of this definition whenever preform effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

          "Consolidated GAAP Net Income" means, with respect to any period, the net income (or loss) of the Company and its consolidated Subsidiaries for such period, determined in accordance with GAAP as from time to time in effect.

          "Consolidated Interest Expense" means, with respect to any period, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) amortization of debt discount, (b) the net cash payments, if any, under interest rate contracts, (c) the interest portion of any deferred payment obligation, (d) accrued interest, and (e) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, plus (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or

790886.1
                                       28
accrued by the Company during such period, of the Company and its Restricted Subsidiaries, plus (iii) all cash dividends paid during such period by the Company and its Restricted Subsidiaries with respect to any Disqualified Stock, in each case as determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Interest Expense shall exclude the amortization of fees and expenses related to the issuance of the Notes.

       "Consolidated Net Income" means, with respect to any period, the Consolidated GAAP Net Income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) extraordinary gains and losses,
(ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except that the Company's equity in the net income of such Person or Subsidiary shall be included in Consolidated Net Income to the extent of the amount of dividends or distributions actually paid to the Company or its Restricted Subsidiaries by such Person or Subsidiary during such period, (iii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) net gain or loss in respect of any sale, transfer or disposition of assets (including without limitation, pursuant to sale and leaseback transactions) other than in the ordinary course of business, (v) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any Agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Restricted Subsidiary or its stockholders (other than pursuant to the Notes or the Indenture), and (vi) the non-recurring cumulative effect of a change in accounting principles.

       "Consolidated Total Assets" means, as of any date, the total assets of the Company and its Restricted Subsidiaries, as shown on the most recently available consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in conformity with GAAP.

       "Currency Agreement Obligations" means the obligations of any Person under a foreign exchange contract, currency swap Agreement or other similar Agreement or arrangement to protect such Person against fluctuations in currency values.

       "Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

       "Disqualified Stock" means (i) any Preferred Stock of any Restricted Subsidiary and (ii) any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or its mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon the occurrence of an "Asset Sale" or a change of control of the Company in circumstances where the holders of the Notes would have similar rights), in whole or in part, on or prior to the Stated Maturity of the Notes, including, without limitation, the Noncumulative Redeemable Preferred Stock.

       "Dollars" and "$" means lawful money of the United States of America.

       "EBITDA" means, with respect to any Person for any period, the sum of Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) provision for taxes based on the net income or profits of such Person, (b) Consolidated Interest Expense, (c) consolidated depreciation and amortization, calculated in accordance with GAAP, (d) any other non-cash charges (excluding any non-cash items that represent an accrual of or reserve for cash charges reasonably expected to be disbursed in any subsequent period prior to the Stated Maturity of the Notes) deducted in computing Consolidated Net Income, less, (e) non-cash items increasing Consolidated Net Income (excluding any items which represent an accrual for cash receipts or the reduction of required future cash disbursements reasonably expected to be received or disbursed in a subsequent period prior to the Stated Maturity of the Notes).

       "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company other than public offerings with respect to the Company's common stock registered on Form S-8.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Existing Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries in existence or incurred pursuant to any loan or other Agreement in effect on the Issue Date plus any premium or interest accrued thereon.


790886.1
                                       29

       "Foreign Subsidiary" means a Subsidiary of a Person not organized under the laws of the United States or any political subdivision thereof and the operations of which are located substantially outside the United States.

       "GAAP" means generally accepted accounting principles in the United States set forth in the Statements of Financial Accounting Standards and the Interpretations, Accounting Principles Board Opinions and AICPA Accounting Research Bulletins which are applicable as of December 31, 1997 except as otherwise specified herein.

       "Guarantee" means any obligation, contingent or otherwise, of any Person guaranteeing Indebtedness of another Person (including, without limitation, obligations, agreements to purchase assets, securities or services, to take-or-pay, or to maintain financial statement conditions, or similar arrangements or agreements entered into for the purpose of assuring the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part); but excluding (i) endorsements of negotiable instruments for collection or deposit in the ordinary course of business, and (ii) contingent obligations in connection with the sale or discount of accounts receivable and similar paper.

       "Indebtedness"  means, with respect to any Person,  without  duplication,
(i) the principal of and the premium (if any) on all indebtedness of such Person for money borrowed or which is evidenced by a note, bond, debenture or similar instrument for payment of which such Person is liable, (ii) all obligations of such Person under any conditional sale, title retention or similar Agreement in respect of the deferred or unpaid purchase price of property or services acquired by such Person, (iii) all Capital Lease Obligations of such Person,
(iv) all obligations of such Person in respect of letters of credit or bankers' acceptance issued or created for the account of such Person, (v) all net obligations of such Person under Interest Rate Agreement Obligations or Currency Agreement Obligations of such Person, (vi) all liabilities of others of the kind described in the preceding clauses (i), (ii) or (iii) secured by any Lien on any property owned by such Person even though such Person has not assumed or become liable for the payment of such liabilities; provided, however, the amount of such Indebtedness for purposes of this definition shall be limited to the lesser of the amount of Indebtedness secured by such Lien or the value of the property subject to such Lien, (vii) all Disqualified Stock issued by such Person and all Preferred Stock issued by a Restricted Subsidiary of such Person, and (viii) to the extent not otherwise included, any Guarantee by such Person of any other Person's Indebtedness or other obligations described in clauses (i) through
(vii) above. "Indebtedness" of the Company and the Restricted Subsidiaries shall not include (i) trade payables incurred in the ordinary course of business, and
(ii) contingent obligations incurred in connection with the sale or discount of accounts receivable and similar paper in the ordinary course of business. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness and Indebtedness shall not include any liability for federal, state, local or other taxes.

       "Interest Rate Agreement Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

       "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement but excluding advances to customers and employees in the ordinary course of business) to, capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of capital stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above, (i) "Investment" shall include the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

       "Issue Date" means the date on which the Notes are first issued under the Indenture.

       "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention Agreement, any lease in the nature thereof, any option or other Agreement to sell or give a security interest in any asset and any filing of, or Agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


790886.1
                                       30

       "Net Available Cash" means, with respect to any Asset Sale by any Person, the aggregate cash or Cash Equivalent proceeds received by such Person (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, plus the amount of cash and Cash Equivalents referred to in the proviso set forth in clause (a) (ii) of the covenant described under "--Limitation on Asset Sales" above, if any, net of (i) the amount of any Indebtedness (including Disqualified Stock or Preferred Stock of a Subsidiary) which is required to be repaid by such Person or its Affiliates in connection with such Asset Sale, plus (ii) all fees, commissions and other expenses incurred (including without limitation, the fees and expenses of legal counsel and investment banking, accounting, underwriting and brokerage fees and expenses) by such Person in connection with such Asset Sale, (iii) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, (iv) any amounts reasonably provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, (v) any dividends or distributions or other amounts payable to Persons holding a beneficial interest in the assets sold or to holders of minority interests in a Restricted Subsidiary or other entity as a result of such Asset Sale.

       "Net Proceeds," with respect to any issuance or sale of Capital Stock, means the proceeds, in cash, securities or property (with any securities or property valued at fair market value), of the issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

       "Noncumulative Redeemable Preferred Stock" means the shares of the Company's 8% Noncumulative Convertible Preferred Stock and 8% Noncumulative Redeemable Preferred Stock issued effective as of July 2, 1998, and any subsequent refinancings thereof, provided, however, that the aggregate liquidation value of all outstanding securities issued in any such refinancings shall not exceed the aggregate liquidation value of the Noncumulative Redeemable Preferred Stock outstanding on July 2, 1998.

       "Obligations"   means   any   principal,   interest,   penalties,   fees,
indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

       "Permitted Holders" means collectively or individually (i) Edward J. Bramson and (ii) his "associates" (as defined in Rule 12B-2 under the Exchange Act, except that a person shall not be an "associate" for purposes of this Indenture solely because such person comes within the definition of such term in clause (a) of such Rule) and his Affiliates.

       "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

       "Preferred Stock" as applied to the Capital Stock of any Person means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

       "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company or the Restricted Subsidiaries, and any additions and accessions thereto, which are purchased or constructed by the Company or any Restricted Subsidiary at any time after the Issue Date; provided that (i) any security Agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii)(A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Security Agreement is entered into exceed 100% of the purchase price to the Company or any Restricted Subsidiary of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

       "Restricted   Investment"  means  an  Investment  by  the  Company  or  a
Restricted Subsidiary in any Subsidiary other than a Restricted Subsidiary.


790886.1
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



       "Restricted Payment" means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Restricted Subsidiary and other than pro rata dividends or other distributions made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is not a corporation); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company; (iii) any voluntary or optional payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes other than a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of Refinancing Indebtedness that is permitted under the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness"; or (iv) any Restricted Investment.

       "Restricted Subsidiary" means each direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

       "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act.

       "Senior Indebtedness" in the case of the Notes means Indebtedness that is not by its terms expressly subordinate or junior in right of payment to any other Indebtedness of the Company.

       "Subordinated   Indebtedness"  means  Indebtedness  (including,   without
limitation, secured Indebtedness) of the Company which by its express terms is subordinated or junior in right of payment to the Notes.

       "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or
(ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

       "Unrestricted Subsidiary" means Ampex Holdings Corporation and any other Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

       "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding as to which the holders thereof are entitled under ordinary circumstances (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

       "Wholly Owned Subsidiary" means any Subsidiary with respect to which all of the outstanding Voting Stock (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.



                               THE EXCHANGE OFFER

Terms of the Exchange Offer

General

       In connection with the sale of Old Notes to the initial purchaser pursuant to the Purchase Agreement, dated July 17, 1998, between the Company and First Albany, the holders of the Old Notes became entitled to the benefits of the Registration Rights Agreement described below.

       Under the Registration Rights Agreement,  the Company became obligated to
(a) file a registration statement in connection with a registered exchange offer within 60 days after July 20, 1998, the date the Old Notes were issued (the "Issue Date"), and (b) cause the registration statement relating to such registered exchange offer to become effective within 150 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time

790886.1
                                       32
periods, will satisfy the Company's obligations under the Registration Rights Agreement. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Company.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

     Based on an interpretation by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

     If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and
(b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each broker-dealer that received Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "--Conditions" without waiver by the Company, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes, pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "--Fees and Expenses."

     In the event the Exchange Offer is consummated, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of Failure to Exchange."


790886.1
                                       33

Expiration Date; Extensions; Amendment

     The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will issue a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company may extend the Exchange Offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such extension period.

     Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

     The Exchange Notes will bear interest from September 15, 1998, payable semiannually on March 15 and September 15 of each year, commencing March 15, 1999, at the rate of 12% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes.

Procedures for Tendering

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 3 of the Letter of Transmittal, and mail or otherwise delivers such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent on or before 5:00 p.m., New York City time, on the Expiration Date.

     Tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent on or before 5:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company.

     Only a holder of Old Notes may tender such Old Notes in Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.


790886.1
                                       34

     Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such registered holder must, prior to completing and executing the letter of Transmittal and delivering his Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such holder's own name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States ("Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorized such person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived and will be returned without cost by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer. By tendering, each holder will represent to the Company that, among other things,
(a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder of other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     The Old Notes were issued on July 20, 1998 (the "Issue Date") and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the

790886.1
                                       35

Expiration Date, may effect a tender if: (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accept for exchange. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (b) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedure for Tendering" at any time to the Expiration Date.

Conditions

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if the Company or the holders of at least a majority in principal amount of Old Notes reasonably determine in good faith that any of the following conditions exist: (a) the Exchange Notes to be received by such holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by each such holder (other than a holder which is an affiliate of the Company at any time on or prior to the consummation of the Exchange Offer) without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States, (b) the interests of the holders of the Old Notes, taken as a whole, would be materially adversely affected by the consummation of the Exchange Offer or (c) after conferring with counsel, the Commission is unlikely to permit the making of the Exchange Offer prior to 150 days after the Issue Date.

     Pursuant to the Registration Rights Agreement, if an Exchange Offer shall not be consummated within 180 days after the Issue Date, the Company will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Old Notes (the "Shelf Registration Statement") as promptly as practicable after the Exchange Offer Termination Date and thereafter use its best efforts to have the Shelf Registration Statement declared effective.

     If any of the conditions described above exist, the Company will refuse to accept any Old Notes and will return all tendered Old Notes to exchanging holders of the Old Notes.

Exchange Agent

     IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent

790886.1
                                       36
addressed as follows:

                             Facsimile Transmission:
                                 (212) 858-2611
                              Confirm by Telephone:
                                 (212) 858-2657


     BY MAIL:                                     BY HAND/OVERNIGHT DELIVERY:
IBJ Schroder Bank & Trust Company            IBJ Schroder Bank & Trust Company
     P.O. Box 84                                        One State Street
 Bowling Green Station                        Securities Processing Window SC-1
   New York, New York  10274-0084                   New York, New York 10004
Attention:  Reorganization Operations
             Department.

     The Company will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any loss, liability or expense caused by gross negligence or bad faith.

Fees and Expenses

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates and agents in person, by telephone or facsimile.

     The Company will not make any payments to brokers, dealers, or other persons soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by the Company, and are estimated in the aggregate to be approximately $55,000.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Old Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

     The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under GAAP.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the principal federal income tax consequences of the acquisition, ownership and disposition of Exchange Notes that are held as capital assets and received in exchange for tendered Old Notes purchased at original issuance, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to an investment in Exchange Notes. This summary deals only with (i) citizens or residents of the United States (ii) corporations, partnerships and other business entities created or organized under the laws of the United States, (iii)

790886.1
                                       37
estates the income of which is subject to U.S. federal income taxation regardless of its source and (iv) trusts with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. fiduciaries have the authority to control all substantial decisions (each, a "Holder"). This summary does not address investors that may be subject to special rules, such as banks, tax-exempt entities, insurance companies, dealers in securities, persons whose functional currency is not the U.S. dollar or persons that will hold Exchange Notes as part of a "straddle" or "conversion transaction" for federal income tax purposes or otherwise as part of an integrated transaction.

       This summary is based on laws, regulations, rulings and decisions in effect as of the date of this Prospectus, all of which are subject to change, with possible retroactive effect. No ruling from the Internal Revenue Service (the "IRS") will be sought with respect to the Exchange Notes, and the IRS could take a contrary view with respect to the matters described below. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES.

Consequences of the Exchange

       The exchange of Exchange Notes for Old Notes pursuant to the Exchange Offer will not constitute a taxable event for federal income tax purposes. Accordingly, no gain or loss will be recognized by a Holder upon receipt of an Exchange Note; the holding period of an Exchange Note will include the holding period of the Old Note exchanged therefor; and the adjusted tax basis of an Exchange Note will be the same as the adjusted tax basis of the Old Note exchanged therefor.

Stated Interest

Stated interest on the Exchange Note will be taxable to a Holder as ordinary interest income as the interest accrues or is paid (in accordance with the Holder's method of tax accounting).

Sale, Exchange and Retirement of Notes

       Upon the sale, exchange or retirement of an Exchange Note, a Holder will recognize gain or loss equal to the difference between the amount received (other than amounts in respect of accrued and unpaid interest) and the adjusted tax basis for the Exchange Note. A Holder's tax basis in an Exchange Note will, in general, be such Holder's cost for the Old Note exchanged therefor. Except with respect to a holder who purchased Old Notes at a market discount (i.e., where the Holder's original basis for an Old Note is less than its stated redemption price at maturity), any such gain or loss will be capital gain or loss for a Holder that holds the Exchange Notes as a capital asset. In the case of a noncorporate Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such Holder's holding period for such Exchange Notes exceeds one year and will be further reduced if such Notes were held for more than 18 months. Gain attributable to earned market discount would be treated as ordinary income.

Backup Withholding and Information Reporting

       Information reporting requirements apply to certain payments of principal of and interest on (and the amount of OID, if any, accrued on) a debt obligation, and to proceeds of certain sales of a debt obligation before maturity, paid to certain nonexempt persons. In addition, a backup withholding tax also may apply with respect to such amounts if such a person fails to provide a correct taxpayer identification number and other information. The backup withholding tax rate is 31%. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder's U.S. federal income tax.

State, Local, and Foreign Taxes

       Holders should consult their tax advisors with respect to state, local and foreign tax considerations relevant to an investment in Exchange Notes.

                              PLAN OF DISTRIBUTION

       A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate for the Company) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; provided, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with resales of Exchange Notes received in exchange for Old Notes where such

790886.1
                                       38

Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale.

       The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

       For a period of 90 days after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

       Certain legal matters in connection with the Exchange Offer will be passed upon for the Company by Battle Fowler LLP (a limited liability partnership which includes professional corporations), New York, New York, who may rely, as to questions of California law and certain other matters, upon an opinion of General Counsel to the Company. Battle Fowler LLP regularly provides legal services to the Company and its affiliates. David D. Griffin, who is of counsel to Battle Fowler LLP, owns shares of Common Stock of the Company.

                                     EXPERTS

       The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997, and related financial statement schedule, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by PriceWaterhouseCoopers LLP, independent accountants, as set forth in their report included in such Annual Report, and are incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

       The consolidated financial statements of MicroNet Technology, Inc. at June 30, 1998, December 31, 1997 and December 19, 1996 and for the periods from December 20, 1996 to December 31, 1997, January 1, 1996 to December 19, 1996 and for the year ended December 31, 1995, which are included in the Current Report of Ampex Corporation on Form 8-K/A filed October 16, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about MicroNet's ability to continue as a going concern as described in Note 1 to such consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

790886.1
                                       39

No dealer,  salesman or other person has been authorized
to give any  information  or to make any  representation
not  contained  or  incorporated  by  reference  in this
Prospectus.  If  given  or  made,  such  information  or
representation  must not be relied  upon as having  been       AMPEX CORPORATION
authorized  by the  Company.  This  Prospectus  does not
constitute  an offer to sell,  or a  solicitation  of an
offer to buy, any Notes in any jurisdiction. Neither the        12% Senior Notes
delivery of this  Prospectus nor any sale made hereunder         due 2003,
shall,  under any  circumstances,  create an implication         Series B
that there has been no change in the affairs of the Company since the date hereof.



                              --------------                --------------------
                            TABLE OF CONTENTS




AVAILABLE INFORMATION............................ 3

INFORMATION INCORPORATED BY REFERENCE............ 3

FORWARD-LOOKING STATEMENTS....................... 4

SUMMARY OF THE PROSPECTUS........................ 5              PROSPECTUS

RISK FACTORS..................................... 10
                                                            December 15, 1998
USE OF PROCEEDS.................................. 17

RATIO OF EARNINGS TO FIXED CHARGES............... 17        -------------------

DESCRIPTION OF NOTES............................. 18

CERTAIN U.S. FEDERAL INCOME TAX
      CONSIDERATIONS............................. 42

PLAN OF DISTRIBUTION............................  43

LEGAL MATTERS.................................... 44

EXPERTS........................................   44      ---------------------




790886.1